As filed with the Securities and Exchange Commission on January 20, 2026

Registration No. 333-255935
Registration No. 333-279797

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-255935)
POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-279797)

UNDER
THE SECURITIES ACT OF 1933

Frontier Communications Parent, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-2359749
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

1919 McKinney Avenue, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Frontier Communications Parent, Inc. 2021 Management Incentive Plan
Incentive Compensation Agreement
Frontier Communications Parent, Inc. 2024 Management Incentive Plan
(Full Title of Plan)

William L. Horton, Jr.
Secretary
1095 Avenue of the Americas
New York, New York 10036
(212) 395-1000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Frontier Communications Parent, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•
Registration Statement on Form S-8 (File No. 333-255935), filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on May 7, 2021, pertaining to the registration of (i) 15,600,000 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Frontier Communications Parent, Inc. 2021 Management Incentive Plan and (ii) 183,844 shares of Common Stock issuable under the Incentive Compensation Agreement; and

•
Registration Statement on Form S-8 (File No. 333-279797), filed with the SEC by the Company on May 29, 2024, pertaining to the registration of 9,916,334 shares of Common Stock issuable under the Frontier Communications Parent, Inc. 2024 Management Incentive Plan.

These Post-Effective Amendments are being filed in connection with the closing on January 20, 2026 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 4, 2024 (the “Merger Agreement”), by and among Verizon Communications Inc., a Delaware corporation (“Parent”), France Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On January 20, 2026, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 20, 2026.

FRONTIER COMMUNICATIONS PARENT, INC.

By:	/s/ William L. Horton, Jr.
Name:	William L. Horton, Jr.
Title:	Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.